Spatializer Audio Laboratories Announces Results of Stockholder Vote
     LOS ANGELES, Feb. 22 /PRNewswire-FirstCall/ — Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ — News; the “Company”) announced that its previously adjourned annual meeting of stockholders reconvened on February 21, 2007. At that meeting, Henry Mandell was re-elected as a director of Spatializer for a three year term. While the shares voted at the meeting were overwhelmingly in favor of both the proposal to sell the assets of Spatializer and its wholly owned subsidiary, Desper Products, Inc., and the proposal to dissolve Spatializer, those proposals were not approved because the requisite vote needed to pass such proposals was not obtained. The proposal to ratify the appointment of Farber & Hass was not voted upon as such firm had resigned as the independent auditors of Spatializer prior to the reconvened meeting as previously disclosed by Spatializer in its Securities and Exchange Act filings. The Board of Directors of Spatializer is considering various alternatives relating to Spatializer’s business operations.
About Spatializer
     Spatializer Audio Laboratories Inc. is a developer, licensor and marketer of next-generation audio technologies for the consumer electronics, computing and mobile communication markets. The company’s advanced audio technology is incorporated into consumer electronics audio and video products, PC and mobile phone handsets from several global brand leaders. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in Thousand Oaks, CA. Further information may be obtained from Spatializer’s SEC filings, and by contacting the company’s Investor Relations Department at investor@spatializer.com.
     Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to the continued need for additional capital, loss of key personnel, dependence on new technology and intellectual property, dependence on the PC and consumer electronics industries, dependence on product shipments of third-party licensees, dependence on third-party technology integrators or chip suppliers, competition and pricing pressures, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.
     NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer(R) is a registered trademark of Desper Products Inc. All other trademarks are the property of their respective owners.